Mail Stop 3561



      October 11, 2005


Via U.S. Mail and Fax
Mr. Shlomi Hagai
Chief Financial Officer
Mer Telemanagement Solutions, Ltd.
22 Zarhin Street
Ra`anana 43662, Israel

	Re:	Mer Telemanagement Solutions, Ltd.
      Form 20-F for Fiscal Year Ended December 31, 2004
		Filed June 30, 2005

		File No. 0-28950


Dear Mr. Hagai:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549